Exhibit 99.1

Ascent Solar Technologies, Inc. (NASDAQ:ASTI), a developer of flexible CIGS solar panels integrated with consumer and off-grid products, announced today that Bill Gregorak has been appointed Chief Financial Officer at the Thornton, Colo., based solar panel manufacturer.

Mr. Gregorak brings a strong background in public company financial reporting, internal controls as well as mergers and acquisitions to Ascent Solar. Prior to joining Ascent Solar, Mr. Gregorak served as Vice President and CFO of Thule Organized Solutions, a consumer products manufacturer of personal electronics cases sold under both the Case Logic® and Thule®brands, from 2008-2013, overseeing organizations in the United States, Europe and Hong Kong.

Mr. Victor Lee, CEO of Ascent Solar, said, “We are delighted to welcome Bill to our executive team. He brings extensive experience in both technology and consumer products businesses with highly respected companies. His background in larger organizations, especially in the consumer oriented businesses, will be invaluable as Ascent Solar executes its B2C expansion strategies.”

Mr. Gregorak said, "I am thrilled to be joining Ascent Solar as momentum is clearly building across the business. I look forward to working with the Ascent Solar team and continue that momentum.” Before Thule, Mr. Gregorak was the Vice President and corporate controller for Advanced Energy and Xilinx Corporations, both of which currently trade on the NASDAQ. Advanced Energy is a manufacturer of semiconductor equipment with operations in both the United States and China, while Xilinx is a manufacturer of semiconductors with operations spanning the United States, Ireland and Singapore. Prior to 2000, Mr. Gregorak spent 17 years with Hewlett-Packard in various financial and operational capacities. Mr. Gregorak holds a Bachelor’s degree in Economics from the University of Washington.

About Ascent Solar Technologies, Inc.

Ascent Solar Technologies, Inc. is a developer of thin-film photovoltaic modules using flexible substrate materials that can transform the way solar power generation integrates into everyday life. Ascent Solar modules, which were named one of TIME Magazine's 50 best inventions for 2011, can be directly incorporated into standard building materials, commercial transportation, automotive solutions, space applications, consumer electronics for portable power and durable off-grid solutions. More information can be found at www.ascentsolar.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Ascent Solar Technologies
Investor Relations Contact:
CleanTech IR
Brion D. Tanous, 310-541 -6824
Mobile: 424-634-8592
branous@cleantech-ir.com

or

Ascent Solar Technologies
Justin R. Jacobs, 1 -7 20-87 2-5194
jjacobs@ascentsolar.com